EXHIBIT 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Celanese Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share of Celanese Corporation	Rule 457(a)(2)	1,500,000(3)	$100.775(2)	$151,162,500.00(2)	$110.20 per $1,000,000	$16,658.11

Total Offering Amounts					$151,162,500.00		$16,658.11
Total Fee Offsets							$0.00
Net Fee Due							$16,658.11

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”), also covers any additional shares of common stock, par value of $0.0001 per share (“Common Stock”), of Celanese Corporation in respect of the securities identified in the above table that may become issuable through the Celanese Corporation Amended and Restated 2018 Global Incentive Plan (the “2018 Plan”) as a result of any stock dividend, stock split, recapitalization or other similar transactions.
(2)Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $100.775 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 4, 2023.
(3)Represents 1,500,000 shares of Common Stock reserved for issuance under the 2018 Plan.